PRESS RELEASE                                            The Meditrust Companies
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197 First Avenue - Needham, Massachusetts 02194-9127              (781) 433-6000
                                                              Fax (781) 433-1290


Contacts: The Meditrust Companies:
             Elaine Quinlan                     Joele Frank / Matt Sherman
             Investor Relations                 Abernathy MacGregor Frank
             (781) 433-6000                     (781) 433-6000 or (212) 371-5999

FOR IMMEDIATE RELEASE

               THE MEDITRUST COMPANIES APPOINTS THOMAS M. TAYLOR
                       AS INTERIM CHAIRMAN OF THE BOARDS;
  ABRAHAM D. GOSMAN RESIGNS AS CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR


Needham Heights, MA -- August 4, 1998 -- The Meditrust Companies (NYSE:MT) today announced that effective immediately, Abraham D. Gosman has resigned from the positions of Chairman of the Boards, Chief Executive Officer and Director and that Thomas M. Taylor has been appointed Interim Chairman. David F. Benson, President of Meditrust Corporation since 1991 and Treasurer since Meditrust's inception in 1985, will serve as Interim CEO.

Over the next sixty days, The Meditrust Companies Boards anticipate filling the Chairman and CEO positions, reviewing and approving a modified investment and operating strategy for The Meditrust Companies, and selecting an appropriate corporate structure through which to conduct the business activities of the Companies in response to the recent paired share REIT legislation. Throughout this leadership transition and in formulating the expected change in corporate structure, The Meditrust Companies expects to maintain the existing dividend policy as well as its commitments to further growth in the healthcare, golf and lodging industries.

Mr. Gosman stated, "Following the successful completion of the acquisitions of La Quinta Inns, Cobblestone Golf Group, and Santa Anita over the past nine months, I feel that I have accomplished my mission in assembling these premier assets. The Meditrust Companies is no longer just a healthcare REIT but has evolved into a business that requires complex capital markets and operating expertise on the part of whomever serves as the Chairman and Chief Executive Officer."


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"The Meditrust Companies has total assets in excess of $7 billion, an equity market capitalization in excess of $3 billion, and an investment grade credit rating. It is now appropriate that new leadership continues the progress we have made over the past thirteen years. I believe that these changes ultimately will result in enhanced value for the shareholders of Meditrust," concluded Mr. Gosman.

Thomas M. Taylor, President of Thomas M. Taylor & Company, an investment consulting firm associated with certain members of the Bass family of Fort Worth, Texas (with such individuals owning approximately 9.2% of the outstanding Meditrust common paired shares) will serve as Interim Chairman of The Meditrust Companies.

Mr. Taylor stated, "The other Directors and I are deeply indebted to Abe Gosman for his years of service to Meditrust. Mr. Gosman will continue in a consulting capacity until such time as the positions are filled and thus his wealth of experience will be retained by the Companies. The Boards have designated a search committee to identify internal and external candidates for the CEO position, as well as the permanent Chairman position. Until such time, I intend to spend as much time as necessary on the affairs of Meditrust."

The Meditrust Companies, with headquarters in Needham Heights, Massachusetts, consists of Meditrust Corporation, a real estate investment trust (REIT), and Meditrust Operating Company. Meditrust Corporation's portfolio consists of over $7 billion in real estate assets. Meditrust Operating Company operates a portfolio of golf courses and hotels. With the addition of La Quinta's hotels and Cobblestone's golf course facilities together with its healthcare portfolio, The Meditrust Companies owns approximately 800 healthcare-, lodging-, and golf/entertainment-related facilities and employs more than 12,000 people nationwide.

Today's news release, along with other news about The Meditrust Companies, is available on the Internet at http://www.reit.com.






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Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although The Meditrust Companies believes the statements are based on reasonable assumptions, Meditrust can give no assurance that its expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions, the successful integration of acquired businesses and properties, the availability of equity and debt financing for acquisitions and renovations, interest rates, competition for hotel services in a given market and other risks detailed from time to time in the filings of Meditrust Corporation and Meditrust Operating Company with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.